Exhibit 99.1

[Hi Michael,

Sorry for my late response. Please see my resignation letter below: ]

“Dear all,

Please be advised that I hereby resign from all my positions on CSKI board, effective today (February 19, 2012), for the following reasons:

1.	I find it difficult or impossible to get in touch and communicate with the CSKI finance people, so as to carry out my responsibilities as a board director;

2.	I am fully occupied with my own business.

I sincerely wish all the best to CSKI in this difficult time of Chairman Liu’s illness.

Best regards,

William Lee”

[The truth is that since Chairman Liu’s illness, CSKI is in a state of total chaos, making it simply impossible for me to do anything as a board director.

Best regards,

William]